Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-8

Z Squared Inc.

Table 1: Newly Registered Securities

Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common Stock, par value $0.0001 per share	(1)	Other	7,900,000	$4.05	$31,995,000.00	0.0001381	$4,418.51

Total Offering Amounts:						$31,995,000.00		4,418.51
Total Fee Offsets:								0.00
Net Fee Due:								$4,418.51

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Offering Note(s)

(1)	Represents 7,900,000 shares of common stock, par value $0.0001 per share (“Common Stock”), of Z Squared Inc. (the “Registrant”) issuable pursuant to the Z Squared Inc. 2025 Incentive Compensation Plan (the “2025 Plan”). Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Common Stock that become issuable under the 2025 Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration that results in an increase in the number of the outstanding shares of Common Stock.

Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) under the Securities Act, based on the average of the high and low prices of the Common Stock as reported on the Nasdaq Global Market on August 19, 2026, which date is within five business days prior to the filing of this Registration Statement.

Calculated in accordance with Section 6(b) of the Securities Act at a rate equal to $138.10 per $1,000,000 of the proposed maximum aggregate offering price.